FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ELECTS
JAMES ZALLIE TO BOARD OF DIRECTORS

CRANBURY, New Jersey – (September 30, 2014) – Innophos Holdings, Inc. (NASDAQ: IPHS), a leading international producer of performance-critical and nutritional specialty ingredients, today announced the election of James (Jim) Zallie to its Board of Directors.
Mr. Zallie is Executive Vice President Global Specialties and President North America and EMEA for Ingredion Incorporated, a global leader in ingredient solutions for food, beverage, brewing, pharmaceutical and other industrial markets, where he is an officer and member of the executive leadership team. Mr. Zallie came to Ingredion in 2010 with the acquisition of National Starch LLC where he held various positions of increasing responsibility since 1997 and served as President and CEO from 2006 to 2010.
“We are very happy to add a director with Jim’s international experience and background in the food ingredient and specialty chemical industries,” said Randy Gress, Chief Executive Officer and Chairman of the Board. “Jim has a demonstrated track record of delivering above-market growth in both emerging and more challenging developed markets. Accordingly, we believe that, with his knowledge and experience as a successful industry leader, he will contribute to our growth strategy in food and nutritional ingredients.”
Mr. Zallie will serve as an independent director. His election increases the Company’s Board to a total of seven directors.
About Innophos Holdings, Inc.

Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'

Contact Information:
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299            Bryan Armstrong
investor.relations@innophos.com             312-553-6707